Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

APPLIED DNA SCIENCES, INC.

* * * * *

Applied DNA Sciences, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY THAT:

FIRST:                  The first paragraph of Article IV of the Certificate of Incorporation, as amended (the “Certificate of Incorporation”), of the Corporation is hereby amended and replaced in its entirety to read as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock which the Corporation shall have the authority to issue is 510,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, with a par value of $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at any meeting of stockholders. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000, with a par value of $0.001 per share.”

SECOND:            Article IV of the Certificate of Incorporation is hereby further amended by adding the following paragraph at the end thereof:

“Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each sixty (60) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified, combined, and converted into one (1) validly issued, fully paid, and non-assessable share of Common Stock, par value $0.001 per share, of the Corporation, without any action by any holder thereof; provided that no fractional share interests shall be issued as a result of the foregoing reclassification, combination, and conversion:

(i)	to any stockholder that holds, of record, fewer than sixty (60) shares of Common Stock immediately prior to the Effective Time, and, in lieu of such fractional share interests, any such stockholder shall be entitled, upon the Effective Time, to receive a cash payment equal to the Share Value (as defined below) of each share of Common Stock held by such stockholder immediately prior to the Effective Time; or

(ii)	any stockholder that holds, of record, more than sixty (60) shares of Common Stock immediately prior to the Effective Time and would otherwise be entitled to fractional share interests pursuant to the provisions of this Article, and, in lieu of such fractional share interests, any such stockholder shall be entitled, upon the Effective Time, to receive one whole share of Common Stock in lieu of such fractional share interests.

As used herein, “Share Value” shall mean the average closing price of the Common Stock on the OTC Market’s electronic interdealer quotation QB system (“OTCQB”) for the ten (10) consecutive trading days ending on the last trading day prior to the date of the Effective Time.

From and after the Effective Time, (i) certificates that, immediately prior to the Effective Time, represent shares of Common Stock that are held by any stockholder that holds more than sixty (60) shares of Common Stock immediately prior to the Effective Time shall thereafter represent the number of shares of Common Stock into which such shares shall have been reclassified, combined, and converted at the Effective Time pursuant to this Certificate of Amendment, and (ii) certificates that, immediately prior to the Effective Time, represent shares of Common Stock that are held by any stockholder that holds fewer than sixty (60) shares of Common Stock immediately prior to the Effective Time shall thereafter represent only the right to receive a payment in cash equal to the Share Value for each share of Common Stock previously represented by such certificate.”

THIRD:                 This Certificate of Amendment shall become effective on October 29, 2014, at 12:01 a.m.

FOURTH:             That pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation for consideration at the annual meeting of stockholders held on August 28, 2014 and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Third Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Executive Officer, on October 24, 2014.

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
Name: James A. Hayward
Title: Chief Executive Officer